Exhibit 5

Minnesota Mining and
Manufacturing Company
3M Center
St. Paul, MN 55144

May 10, 2001

                 Re: Minnesota Mining and Manufacturing Company
                           Medium-Term Notes, Series C
               $150,000,000 Fixed Rate Medium-Term Notes Due 2004

         I am Assistant General Counsel of Minnesota Mining and Manufacturing Company, a Delaware corporation (the "Company"), and as such I have acted as counsel in connection with the issuance and sale by the Company of $150,000,000 Fixed Rate Medium-Term Notes due 2004 (the "Securities") pursuant to the Distribution Agreement (the "Distribution Agreement"), dated as of May 3, 2001, among the Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and UBS Warburg LLC, as Agents named therein, offered pursuant to a Pricing Supplement, dated as of May 8, 2001, to the Prospectus dated January 12, 2001 and Prospectus Supplement dated May 3, 2001. The Securities have been issued under the Indenture, dated as of November 17, 2000, between the Company and Citibank, N.A., as Trustee (the "Indenture").

         In connection with the foregoing, I have examined, or am familiar with, originals, or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, I am of the opinion as follows:

1. The Company has been duly incorporated and is validly existing as a corporation of good standing under the laws of the State of Delaware; and

2. The Indenture has been duly authorized, executed and delivered and constitutes a valid and binding agreement of the Company in accordance with its terms, and the Securities have been duly authorized, executed and authenticated in accordance with the terms of the Indenture and delivered in accordance with the provisions of the Distribution Agreement and have been validly issued and constitute valid and binding obligations of the Company in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors' rights and to general equity principles.

         This opinion is limited to the Federal laws of the United States and the laws of the State of New York and, with respect to paragraph 1 above, the General Corporate Laws of the State of


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Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporate Laws of the State of Delaware) and I am expressing no opinions as to the effect of the laws of any other jurisdiction. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Securities. I have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that I have deemed appropriate. I have assumed the authenticity of all documents submitted to us as copies.

         I am aware that I am referred to under the heading "Validity of the Notes" in the Prospectus Supplement relating to the issuance of the Securities, and I hereby consent to such use of my name therein and to the use of this opinion for filing with the Securities and Exchange Commission (the "Commission") on the Form 8-K. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                                                       Very truly yours,

                                                       /s/ Gregg M. Larson
                                                       -------------------------
                                                       Gregg M. Larson
                                                       Assistant General Counsel